 Exhibit 99.1

NaturalShrimp, Inc. CEO Issues JUNE 3, 2020 UPDATE Letter to Shareholders

Dear Fellow Shareholders:

As we previously announced in the April 29, 2020 Press Release, the Company and the insurance company have been waiting on the final Fire Marshall’s report that has not been published as of this week. Upon receipt, the Company will post the report on its website: https://naturalshrimp.com . We are excited about all the positive developments for our Company’s strategic direction. This event did not destroy our technology or the tremendous business opportunity it provides. It simply delayed our timeline.

The Company’s insurance company, General Star Indemnity Company, has settled and paid in full 100% of our claims which will be over $917,000. We are happy to announce the Company currently has over $1.5 million in cash with an additional $2 million equity investment available through our investment partner, GHS LLP, which will complete the original $5 million Securities Series B Preferred Stock Purchase Agreement filed September 2019. Future company-controlled funding is expected to come from the previously filed $11 million Equity Financing Agreement as outlined in the filed October 2019 S-1 Registration Statement. This funding obviously does not exclude potential funding through future joint venture relationships.

Over the last 70 days management has diligently analyzed all possible options to finalize a strong financial go-forward strategy for the next NaturalShrimp generation shrimp production facilities. These strategies include time-to-market, patented technologies, operational systems, environmental impacts, employee safety, distribution, etc. As previously reported, the Company committed to reviewing all options including the acquisition and/or leasing of existing regional production warehouses or any existing seafood facility that could be quickly adapted to our technology processes and procedures. The Company has completed its thorough evaluation of new buildings, seafood production facilities, and the option of rebuilding in LaCoste. The evaluation process provided two best options: first, acquisition of an existing seafood grow-out facility, and second option, building a new pilot plant on our LaCoste property. The Company identified an existing aquaculture grow-out facility over the last 60 days and made multiple proposals to acquire the assets,but was not able to consummate the acquisition with terms and conditions that would make the purchase financially viable. During this process, management was concurrently developing a detailed plan to rebuild in LaCoste. Today we are happy to announce the Company has committed $2.5 million to rebuild in LaCoste with plans to utilize its existing infrastructure currently being implemented under the direction of Tom Untermeyer COO/ CTO.

During these unprecedented times, we will take all steps necessary to grow our company while protecting the well-being of our employees, stakeholders, and partners. We hope all our shareholders maintain their health and safety through this continued COVID-19 pandemic period as well.

Let us assure all shareholders that management is committed to rebuild and evaluate our technology expansion opportunities throughout 2020 and beyond.

Stay tuned to the website as the Company will continue to keep everyone updated: https://naturalshrimp.com .

Please remember the new Company mantra:

“SHMP WILL RISE FROM THE ASHES EVEN STRONGER!”

Sincerely,
Gerald Easterling CEO

ABOUT NATURAL SHRIMP: NaturalShrimp, Inc. is a publicly traded aqua-tech Company, headquartered in Dallas, with production facilities located near San Antonio, Texas. The Company has developed the first commercially viable system for growing shrimp in enclosed, salt-water systems, using patented technology to produce fresh, never frozen, naturally grown shrimp, without the use of antibiotics or toxic chemicals. NaturalShrimp systems can be located anywhere in the world to produce gourmet-grade Pacific white shrimp.

Forward Looking Statements

This press release contains “forward-looking statements.” The statements contained in this press release that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. These statements include statements regarding moving forward with executing the Company’s global growth strategy. The statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict. The Company is providing this information as of the date of this press release and does not undertake any obligation to update any forward looking statements contained in this press release as a result of new information, future events or otherwise, except as required by law. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Important factors that could cause such differences include, but are not limited to the Risk Factors and other information set forth in the Company’s Annual Report on Form 10-K filed on June 29, 2019, and in our other filings with the U.S. Securities and Exchange Commission.

Contact:

Paul Knopick
Pknopick@eandecommunications.com
940.262.3584